Exhibit 10.5

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT (this “Agreement”) made as of this 22nd day of August, 2001 by and among Bruckmann, Rosser, Sherrill & Co., LLC., a Delaware limited liability company (“BRS”), Castle Harlan, Inc., a Delaware corporation (“CHI”), McCormick & Schmick Acquisition Corp., a Delaware corporation (the “Company”), and McCormick & Schmick Restaurant Corp., a Delaware corporation (“Restaurant Corp.”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain BRS to provide business and organizational strategy, financial and investment management, advisory and merchant and investment banking services to the Company upon the terms and conditions hereinafter set forth, and BRS is willing to undertake such obligations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.                                       Appointment.  The Company hereby engages BRS, and BRS hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Company as described in Section 3 hereof.

2.                                       Term.  The term of this Agreement (the “Term”) shall be for an initial term expiring ten years after the date hereof.  Such term shall be renewed automatically for additional one-year terms thereafter unless BRS or the Company shall give notice in writing within 90 days before the expiration of the initial term or any one-year renewal thereof of its desire to terminate this Agreement.  The provisions of Section 6 and such other provisions of this Agreement as the context so requires shall survive the termination of this Agreement.

3.                                       Duties of BRS.  BRS shall provide the Company with business and organizational strategy, financial and investment management, advisory and merchant and investment banking services, as the Company may reasonably request from time to time (collectively, the “Services”).

The Company will use the Services of BRS and BRS will make itself available for the performance of the Services upon reasonable notice.  BRS will perform the Services at the times and places reasonably requested by the Company to meet its needs and requirements, taking into account other engagements that BRS may have.

3.1.                              Exclusions from Services.  Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”:

(i)                                     Independent Accounting Services.  Accounting services rendered to the Company or BRS by an independent accounting firm or accountant (i.e., an accountant who is not an employee of BRS);

(ii)                                  Legal Services.  Legal services rendered to the Company or BRS by an independent law firm or attorney (i.e., an attorney who is not an employee of BRS);

(iii)                               Transaction Services.  Services rendered in connection with any transaction (including, without limitation, any merger, acquisition, divestiture or financing) in which the Company or any of its subsidiaries or affiliates may be, or may consider becoming, involved (“Transaction Services”); it being understood that before the Company or any of its subsidiaries or affiliates engages any person or entity to provide any Transaction Services, BRS and CHI shall be first approached and shall have a thirty day period during which they may decide (upon the mutual agreement of CHI and BRS ) to perform (either jointly or severally), for an additional fee to be established at such time, any such Transaction Services; and

(iv)                              Independent Actuarial Services.  Actuarial services rendered to the Company or BRS by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of BRS).

4.                                       Powers of BRS.  So that it may properly perform its duties hereunder, BRS shall, subject to Section 7 hereof, have the authority to do all things necessary and proper to carry out the duties set forth in Section 3.

5.                                       Compensation and Reimbursement.  (a) As consideration payable to BRS or any of its affiliates for providing the Services to the Company, the Company shall pay to BRS a management fee as follows: (i) $1,100,000 on the date hereof as an advance payment of the management fee for the first 12 months of the Term (the “Annual Payment”); (ii) $275,000 as advance payment of the management fee for each of the Company’s fiscal quarters, beginning on the first day of the Company’s fourth fiscal quarter of 2002 and thereafter throughout the Term (each such payment, a “Quarterly Payment”), which Quarterly Payment shall be due and payable (A) for so long as the Company is required to deliver a Compliance Certificate to its senior lenders under Section 9.4(d) of the Credit Agreement, on the date during each of the Company’s fiscal quarters which is three (3) business days after the date on which the Administrative Agent receives the Compliance Certificate that is to be delivered with the financial statements referred to in Section 9.4(b) of the Credit Agreement, and (B) once the Company is no longer required to deliver a Compliance Certificate under Section 9.4(d) of the Credit Agreement, on the first day of each of the Company’s fiscal quarters; and (iii) on the first anniversary of the date hereof, an amount equal to (A) $275,000, multiplied by (B) a fraction, the numerator of which shall equal the number of days from and including the date of the first anniversary of the date hereof to and including the last day of the Company’s third fiscal quarter of 2002, and the denominator of which shall equal the number of days in the Company’s third fiscal quarter of 2002 (the “Stub Payment”); provided, however, that if the Company fails for any reason to pay any portion of the Quarterly Payment or the Stub Payment on the dates specified in subsections (ii) and (iii) above (such unpaid portion, the “Unpaid Amount”), the Company shall pay, subject to the limitations on the Company’s obligation to pay as set forth in Section 5(c) below, an amount equal to the Unpaid Amount plus interest calculated at the rate of 12 percent per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) from and including the date on which the Unpaid Amount was to be paid under subclauses (ii) or (iii) above to and including the date on which such Unpaid Amount is actually paid (such interest, the “Additional Amount”).  For purposes of this Section 5(a), (x) “Credit Agreement” shall mean the Revolving Credit and Term Loan Agreement, dated as of the date hereof, by and among the Company, Fleet National Bank, as administrative agent, the lenders named therein and certain other parties, as amended, restated or modified from time to time, and (y) the terms “Administrative Agent”, “Compliance Certificate” and “Reference Period” shall have the meanings set forth for such terms in the Credit Agreement.

(b)                                 In addition to the payments required under Section 5(a) above, the Company shall, at the direction of BRS, pay directly or reimburse BRS for Out-of-Pocket Expenses (as hereinafter defined).  For purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the reasonable amounts incurred by BRS and/or its personnel in connection with the Services including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including, without limitation, independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services of independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, telephone calls, entertainment and all other reasonable expenses actually incurred by BRS in rendering the Services.  All direct payments and reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by BRS to the Company of a statement in connection therewith.

(c)                                  Notwithstanding the foregoing, the Company’s obligation to pay the full amount of the Quarterly Payment, the Stub Payment, the Unpaid Amount, the Additional Amount and the Out-of-Pocket Expenses shall be subject to applicable restrictions contained in the Company’s senior debt financing facilities, including, without limitation, the Credit Agreement.  If any such restrictions prohibit the payment of any portion of the Quarterly Payment, the Stub Payment, the Unpaid Amount, the Additional Amount or the Out-of-Pocket Expenses which the Company would otherwise be required to make pursuant to this Section 5 or if the payment of any portion would cause a default under any of the Company’s senior debt financing facilities, including, without limitation, the Credit Agreement, then the Company shall not be obligated to pay such portion until (i) it is permitted to do so under such restrictions and (ii) such payment would not cause such a default; it being understood that it is the intent of the parties that, subject to subclauses (i) and (ii) immediately above, BRS shall receive payment of such portion in the event of a sale of the Company, but that such payment shall be subordinated to the prior payment of the Company’s senior lenders under the Credit Agreement.  Notwithstanding the foregoing provisions of this Section 5(c), the Company shall be obligated to pay the Quarterly Payment, Stub Payment, Unpaid Amount, Additional Amount and Out-of-Pocket Expenses set forth in Section 5(a) and 5(b) above, and the unpaid portion of such payments shall be immediately due and payable, upon the first to occur of (y) the last day of the Term, and (z) the date that (1) the Company makes an assignment for the benefit of creditors, or (2) an order, judgment or decree is entered by a court of competent jurisdiction adjudicating the Company bankrupt or insolvent, or (3) the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or (4) any such petition or application is filed against the Company and such petition or application is not dismissed within 90 days; provided, if any payment made as a result of subclause (z) immediately above is received by BRS at a time when BRS is not entitled to receive such payment under the Credit Agreement (such payment, the “Received Payment”) and the Company’s senior lenders under the Credit Agreement have not been paid in cash the full amount due to them under the Credit Agreement at such time (the “Due Amount”), then BRS shall promptly deliver the Received Payment to such senior lenders for application against the Due Amount until and unless the Due Amount has been paid in full.

(d)                                 The parties hereto acknowledge that the Company is entering into that certain Management Agreement with CHI simultaneously herewith (the “CHI Agreement”) and that pursuant to the terms of such agreement, the Company shall be obligated to make payments to CHI of the fees and expenses set forth therein.  The parties hereto agree that payments to be made to BRS under this Agreement and payments to be made to CHI under the CHI Agreement shall be made pro rata and neither BRS nor CHI shall receive a preference or priority with respect to such payment unless BRS and CHI otherwise agree in writing.

6.                                       Indemnification.  The Company will indemnify and hold harmless BRS and its officers, directors, principals, partners, members, employees, agents, representatives and affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.  The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.  The reimbursement and indemnity obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of BRS and the stockholders, officers, directors, principals, partners, members, employees, agents, representatives, affiliates and controlling persons (if any), as the case may be, of BRS and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, BRS, any such affiliate and any such person.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.                                       Independent Contractors.  Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship.  BRS shall be an independent contractor pursuant to this Agreement.  Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

8.                                       Notices.  Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

(i)                                     If to the Company or Restaurant Corp., to them at:

McCormick & Schmick Acquisition Corp.

c/o McCormick & Schmick Management Group

720 Southwest Washington Street, Suite 550

Portland, OR 97205

Tel:  (503) 226-3440

Fax:  (503) 220-1861

Attention: Douglas Schmick

(ii)                                  If to BRS, to it at:

Brockman, Rosser, Sherrill & Co., Inc.

126 East 56th Street

New York, NY 10022

Attention:  Harold O. Rosser

Rice Edmonds

Tel:  212-521-3700

Fax:  212 521-3799

with a copy to:

Kirkland & Ellis

Citigroup Center

153 East 53rd Street

New York, NY  10022-4675

Attention: Kim Taylor

Tel:  212-446-4800

Fax:  212-446-4900

If to CHI, to the address set forth in the CHI Agreement.

9.                                       Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.  However, neither this Agreement nor any of the rights of the parties hereunder may be transferred or assigned by any party hereto, except that (i) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the Company’s obligations under this Agreement, the Company may assign its rights hereunder to that corporation and (ii) BRS may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by Bruce Bruckmann, Harold O. Rosser II, Stephen C. Sherrill, Stephen F. Edwards, and/or Paul Kaminski.  Any attempted transfer or assignment in violation of this Section 9 shall be void.

10.                                 Permissible Activities.  Nothing herein shall in any way preclude BRS or its affiliates or its respective officers, directors and partners from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company.

11.                                 General.  No amendment or waiver of any provision of this Agreement, or consent to any departure by any party from any such provision, shall in any event be effective unless the same shall be in writing and signed by each of the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The waiver of any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

12.                                 Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

13.                                 Section Headings; Counterparts.  The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  The Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.                                 Applicable Law.  This agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the conflict of laws principals thereof.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 8 or in the records of the Company.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

15.                                 Severability.  Any section, subsection, clause, sentence, provision, subparagraph or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be such section, subsection, clause, sentence, provision, subparagraph or paragraph so held to be invalid, illegal or ineffective.

16.                                 No Joint Obligations of CHI and BRS.  The obligations of BRS hereunder relate only to itself and not to CHI and any obligations of BRS and CHI under their respective management agreements with the Company are several and not joint.

17.                                 Guarantee of Restaurant Corp.  The obligations of the Company hereunder are jointly and severally guaranteed by Restaurant Corp.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

BRUCKMANN, ROSSER, SHERRILL & CO., LLC

By:	/s/
Name:
Title:

McCORMICK & SCHMICK ACQUISITION CORP.

By:	/s/ DOUGLAS SCHMICK
Name: Douglas Schmick
Title: President

McCORMICK & SCHMICK RESTAURANT CORP.

By:	/s/ DOUGLAS SCHMICK
Name: Douglas Schmick
Title: President

FOR PURPOSES OF SECTIONS 5(d), 11, 12, 13, 14 AND 15:

CASTLE HARLAN, INC.

By:	/s/ DAVID B. PITTAWAY
Name: David B. Pittaway
Title: Senior Managing Director